                                                            Exhibit 99.1

News Release

Contacts:
First Solar, Inc.
Jens Meyerhoff	Larry Polizzotto
Chief Financial Officer	Vice President, Investor Relations
(602) 414 - 9315	(602) 414 - 9315
investor@firstsolar.com	lpolizzotto@firstsolar.com

CORRECTING and REPLACING First Solar, Inc. Accounces 2009 Fourth Quarter and Year-end Financials Results - Maintains Previously Issued 2010 Guidance

     Tempe, AZ —  February 19, 2010 —First Solar is re-issuing its fourth quarter/year end earnings press release, issued earlier on February 18, 2010, to correct a typographical error contained in it. The reported number for the line item “Other current liabilities” in the consolidated balance sheet as of December 26, 2009 should have stated (in thousands) $95,202 not $95,902. All other numbers and information remain unchanged.

The corrected release reads:

First Solar, Inc. Announces 2009 Fourth Quarter and Year-end Financial
Results – Maintains previously issued 2010 Guidance

             Tempe, AZ —  February 18, 2010 — First Solar, Inc. (NASQAQ: FSLR) today announced its financial results for the fourth quarter and fiscal year ended December 26, 2009. Quarterly revenues were $641.3 million, up from $480.9 million in the third quarter of fiscal 2009 and up from $433.7 million in the fourth quarter of fiscal 2008. Revenues for the fiscal year ended December 26, 2009 were $2,066.2 million, up from $1,246.3 million in fiscal year 2008.

Net income for the fourth quarter of fiscal 2009 was $141.6 million or $1.65 per share on a fully diluted basis, compared to net income of $153.3 million or $1.79 per share on a fully diluted basis for the third quarter of fiscal 2009. Net income for the fourth quarter of fiscal 2008 was $132.8 million or $1.61 per share on a fully diluted basis.

Net income for fiscal 2009 was $640.1 million or $7.53 per share on a fully diluted basis compared to net income of $348.3 million for fiscal 2008 or $4.24 per share on a fully diluted basis.

For 2010, First Solar forecasts net sales of $2.7 to $2.9 billion. EPS is projected in the range of $6.05 to $6.85.  Total capital spending is projected to range from $500 to $550 million, including the Malaysian expansion. As a result, the Company expects to generate $730 to $790 million of operating cash flow and $180 to $290 million of free cash flow. The Company has posted its Earnings Call Presentation, which includes guidance for fiscal 2010 and additional details regarding the key assumptions relating to this guidance, on the Investor section of its website at www.firstsolar.com.

First Solar will discuss these results and outlook for fiscal 2010 in a conference call scheduled for today at 2:30 p.m. MST (4:30 p.m. EDT). Investors may access a live audio webcast of this conference call or the Earnings Call Presentation in the Investors section of the Company’s web site at www.firstsolar.com. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, February 23, 2010 at 11:59 p.m. EST and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering replay access code 2240374. A replay of the webcast will be available on the Investor section on the Company’s Web site approximately two hours after the conclusion of the call and will remain available for 90 calendar days. If you are a subscriber of FactSet and Thomson One, you can obtain a written transcript within 2 hours.

About First Solar, Inc.

First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit http://www.firstsolar.com

For First Solar Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Net sales	$641,265	$433,651	$2,066,200	$1,246,301
Cost of sales	375,056	199,725	1,021,618	567,908
Gross profit	266,209	233,926	1,044,582	678,393
Operating expenses:
Research and development	23,716	11,080	78,161	33,517
Selling, general and administrative	96,667	52,747	272,898	174,039
Production start-up	1,099	8,771	13,908	32,498
Total operating expenses	121,482	72,598	364,967	240,054
Operating income	144,727	161,328	679,615	438,339
Foreign currency gain	3,020	6,190	5,207	5,722
Interest income	3,286	4,227	9,735	21,158
Interest expense, net	(407)	(378)	(5,258)	(509)
Other income (expense), net	(309)	245	(2,985)	(934)
Income before income taxes	150,317	171,612	686,314	463,776
Income tax expense	8,697	38,841	46,176	115,446
Net income	$141,620	$132,771	$640,138	$348,330
Net income per share:
Basic	$1.68	$1.63	$7.67	$4.34
Diluted	$1.65	$1.61	$7.53	$4.24
Weighted-average number of shares used in per share calculations:
Basic	84,413	81,345	83,500	80,178
Diluted	86,004	82,450	85,044	82,124

FIRST SOLAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 26, 2009	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$664,499	$716,218
Marketable securities	120,236	76,042
Accounts receivable, net	226,826	61,703
Inventories	152,821	121,554
Project assets	1,081	—
Deferred tax asset, net	21,679	9,922
Prepaid expenses and other current assets	164,129	91,962
Total current assets	1,351,271	1,077,401
Property, plant and equipment, net	988,782	842,622
Project assets	131,415	—
Deferred tax asset, net	130,515	61,325
Marketable securities	329,608	29,559
Restricted cash and investments	36,494	30,059
Investment in related party	25,000	25,000
Goodwill	286,515	33,829
Inventories	21,695	—
Other assets	48,217	14,707
Total assets	$3,349,512	$2,114,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,744	$46,251
Income tax payable	8,740	99,938
Accrued expenses	186,682	140,899
Current portion of long-term debt	28,559	34,951
Other current liabilities	95,202	59,738
Total current liabilities	394,927	381,777
Accrued solar module collection and recycling liability	92,799	35,238
Long-term debt	146,399	163,519
Other liabilities	62,600	20,926
Total liabilities	696,725	601,460
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 85,208,199 and 81,596,810 shares issued and outstanding at December 26, 2009 and December 27, 2008, respectively	85	82
Additional paid-in capital	1,658,091	1,176,156
Contingent consideration	2,844	—
Accumulated earnings	1,001,363	361,225
Accumulated other comprehensive loss	(9,596)	(24,421)
Total stockholders’ equity	2,652,787	1,513,042
Total liabilities and stockholders’ equity	$3,349,512	$2,114,502